Exhibit 107

Calculation of Filing Fee

Table Form S-8

Talphera, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, 2020 Equity Incentive Plan	Other	1,171,395(3)	$0.93(2)	$1,089,397	0.00014760	$161
Equity	Common Stock, $0.001 par value per share, 2011 Employee Stock Purchase Plan	Other	100,000(4)	$0.93(2)	$93,000	0.00014760	$14
Total Offering Amounts					$1,182,397		$175
Total Fee Offsets							—
Net Fee Due							$175

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Registrant’s 2020 Equity Incentive Plan and 2011 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on August 7, 2024 rounded up to the nearest cent, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents 1,171,395 additional shares of the Registrant’s common stock that are or that may become issuable under the Registrant’s 2020 Equity Incentive Plan.

(4)	Represents 100,000 additional shares of the Registrant’s common stock that are or that may become issuable under the Registrant’s 2011 Employee Stock Purchase Plan.